March 29, 2007

BY FACSIMILE: +1 212 815 5802/5803

The Bank of New York
101 Barclay Street
Floor 4E
New York, NY 10286
U.S.A.
Attention: Global Corporate Trust

Re: Consent to the Execution of the Supplemental Indenture

Dear Sir or Madam:

Reference is made to that certain Indenture, dated as of February 16, 2007 (the “Indenture”), entered into by and among China Security & Surveillance Technology, Inc., a Delaware corporation (the "Company"), each of the Company's subsidiaries listed on the signature pages thereto (the “Guarantors”), and The Bank of New York, as trustee (the “Trustee”), paying agent, registrar, custodian and conversion agent. Unless otherwise defined herein, all capitalized terms used herein shall have their respective meanings as defined in the Indenture.

The undersigned, being the holder of all of the US$60,000,000 1.0% Guaranteed Senior Unsecured Convertible Notes due 2012 issued by the Company under the Indenture as of March 29, 2007, hereby consents to the execution by the Company, the Guarantors and the Trustee of the Supplemental Indenture substantially in the form attached as Exhibit A hereto (the “Supplemental Indenture”). The foregoing consent shall not constitute a consent to or waiver of an amendment to any provision of the Indenture, except as expressly set forth herein and in the Supplemental Indenture.

Kindly acknowledge receipt of this consent letter by signing and returning an executed copy of this letter.

Yours sincerely,

CITADEL EQUITY FUND LTD.

By:  Citadel Limited Partnership, its Portfolio Manager

By:  Citadel Investment Group, L.L.C., its General Partner

By: /s/ Andrew Fong
Name: Andrew Fong
Title: Authorized Signatory

Acknowledged and Agreed by:

THE BANK OF NEW YORK,
a New York banking corporation,
as Trustee

By: /s/ Lici Zhu
Name: Lici Zhu
Title: Assistant Treasurer

EXHIBIT A

Form of Supplemental Indenture

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SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 29, 2006, is entered into by and among (i) China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), (ii) each of the guarantors set forth in Annex A hereto (the “Guarantors”), and (iii) The Bank of New York, as trustee (the “Trustee”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Indenture (as defined below).

WITNESSETH:

WHEREAS, the Company, the Guarantors and the Trustee have entered into an Indenture (the "Indenture"), dated as of February 16, 2007, which sets forth the terms and conditions for the issuance by the Company of US$60,000,000 1.0% Guaranteed Senior Unsecured Convertible Notes due 2012 (the “Notes”);

WHEREAS, Section 8.02 of the Indenture provides that the Company and the Trustee may, from time to time and at any time, with the consent of the holders of a majority in aggregate principal amount of the Notes at the time outstanding, enter into indentures supplemental thereto for the purpose of changing in any manner any of the provisions of the Indenture subject to the conditions set forth therein;

WHEREAS, the holders of a majority in aggregate principal amount of the Notes currently outstanding have consented (the evidence of such consent having been obtained and provided to the Trustee as required under the Indenture) to the execution of this Supplemental Indenture by the parties hereto; and

WHEREAS, the Company has complied with the requirements under the Indenture to execute this Supplemental Indenture and has provided the Trustee with an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that the execution of this Supplemental Indenture complies with the applicable requirements under the Indenture and is otherwise authorized or permitted by this Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Amendments to the Indenture. The Indenture is hereby amended as follows:

The references to “$150.0 million” and “$50.0 million”, each in the second sentence of Section 4.16, are hereby replaced with "$50 million” and "$5 million”, respectively, such that the second sentence of Section 4.16 shall read in its entirety as follows:

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“The “Consolidated Tangible Net Worth Threshold” shall be equal to $50 million from the Issue Date until the first annual anniversary thereof, and at each annual anniversary of the Issue Date shall increase by an amount equal to $5 million.”

2. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is ratified and confirmed in all respects and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts.

(a)  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

(b)  This Supplemental Indenture may be executed in one or more counterparts and when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[Signature page(s) to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

CHINA SAFETECH HOLDINGS LIMITED

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

CHINA SECURITY & SURVEILLANCE TECHNOLOGY (HK) LTD.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

FOR THE PURPOSE OF SECTION 4.18(A) OF THE INDENTURE ONLY

GOLDEN GROUP CORPORATION (SHENZHEN) LIMITED

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

SHANGHAI CHENG FENG DIGITAL TECHNOLOGY CO., LTD.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

CHINA SECURITY & SURVEILLANCE TECHNOLOGY (PRC), INC.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

THE BANK OF NEW YORK, a New York banking corporation, as Trustee By: /s/ Lici Zhu Name: Lici Zhu Title: Assistant Treasurer

ANNEX A

Guarantors

1.	China Safetech Holdings Limited, incorporated under the laws of British Virgin Islands.

2.	China Security & Surveillance (HK) Ltd., incorporated under the laws of Hong Kong.

3.
Golden Group Corporation (Shenzhen) Limited, a limited liability company organized and existing under the laws of the People’s Republic of China (“PRC”) (with respect to Section 4.18(a) of the Indenture only).

4.	Shanghai Cheng Feng Digital Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC (with respect to Section 4.18(a) of the Indenture only).

5.	China Security & Surveillance Technology (PRC), Inc., a limited liability company organized and existing under the laws of the PRC (with respect to Section 4.18(a) of the Indenture only).

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